Exhibit 99.1

CONTACT

John B. Roche

Chief Financial Officer

(212) 297-1000

or

Edward J. Matey Jr.

General Counsel

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS 2008 RESULTS; FOURTH QUARTER
FFO OF $0.69 PER COMMON SHARE AND FULL YEAR FFO OF $2.61 PER SHARE

Fourth Quarter Highlights

•                  For the quarter, generated funds from operations (“FFO”) of $35.9 million, an increase of $11.9 million, or 49%, from the $24.0 million generated in the same quarter of the previous year.  On a fully diluted per common share basis, FFO was $0.69 for both the fourth quarter of 2008 and 2007.  For the year, FFO increased 39% to $123.5 million or $2.61 per diluted common share, from $89.1 million in the previous year.

•                  For the quarter, net income to common stockholders was $9.4 million, or $0.18 per common diluted share, a decrease from $23.2 million, or $0.67 per diluted common share, for the same quarter in the previous year.  The change is due primarily to depreciation expense of $25.4 million, or $0.49 per fully diluted common share, as compared to $1.0 million, or $0.03 per fully diluted common share, in the prior year quarter. For the year, net income decreased to $50.0 million or $1.06 per diluted common share, from $155.0 million or $5.28 per diluted common share in the previous year.  This decrease was largely due to a gain, net of the associated incentive fee, on the sale of the Company’s interest in One Madison Avenue, which contributed $73.2 million, or $2.49 per fully diluted common share, in the prior year.  Additionally, depreciation expense increased to $71.5 million, or $1.51 per fully diluted common share, as compared to $2.2 million, or $0.07 per fully diluted common share, in the prior year.  The increase in depreciation in 2008 is due to the increase in depreciable commercial real estate acquired in the American Financial Realty Trust (“AFR”) acquisition in April 2008.

•                  Maintained approximately $235.0 million of liquidity at quarter end, an increase of $60.3 million from the $174.7 million of liquidity reported in the prior quarter.  Liquidity at December 31, 2008 includes $136.8 million of cash and cash equivalents and $98.2 million of restricted cash in the Company’s three CDOs.

•                  Repurchased $55.0 million of investment grade CRE CDO bonds previously issued by the Company’s CDOs, generating gains on early extinguishment of debt of $43.9 million for the quarter.  For the year, the Company generated $77.2 million of gains from the repurchase of $127.3 million of CRE CDO bonds.

•                  Retired $93.8 million of Company debt: $17.5 million through principal amortization, $12.1 million through a reduction in warehouse facilities, $9.2 million through asset sales, and $55.0 million through the repurchase of investment grade CRE CDO bonds previously issued by the Company’s CDOs.

•                  Recruited Timothy J. O’Connor to join Gramercy Capital Corp. as its President.  The appointment follows the Company’s recent modification of its management agreement with an affiliate of SL Green Realty Corp. (NYSE:  SLG) (“SL Green”), which was announced in late October. At that time, Roger M. Cozzi was named Chief Executive Officer.

•                  Entered into a letter agreement with GKK Manager LLC, the Company’s external manager (“Manager”) and SL Green pursuant to which the Manager agreed to pay $2.75 million in cash and SL Green transferred to the Company 1.9 million shares of the Company’s common stock, in satisfaction of a potential recapture of incentive fees earned by the Manager during the year.  The cash portion of the letter agreement was recorded as a reduction in incentive fees.   The shares of common stock were cancelled upon receipt by the Company and accordingly reduced the outstanding common shares of the Company.

•                  Entered into an agreement with SL Green to sell 100% of 55 Corporate Drive, Bridgewater, NJ to a third party for $230.0 million, netting the Company approximately $17.2 million in cash from its approximately 50% interest. The sale, which closed in January 2009, resulted in the reduction of the Company’s mortgage debt by $94.5 million.

•                  Closed on the sale of 46 properties with an aggregate sales price of approximately $65.1 million, including 24 Held for Sale properties.   Approximately $9.2 million of debt related to these properties was repaid.  Through December 31, 2008, approximately 93% of the aggregate expected gross proceeds of the Held for Sale portfolio designated at the time of the AFR merger had been realized through property sales.  Since December 31, 2008, the Company has closed on 16 sales with an aggregate sales price of $17.8 million, and has under contract of sale an additional five properties with an expected aggregate sales price of approximately $62.6 million.

•                  New leases totaling 60,019 rentable square feet commenced during the fourth quarter, resulting in quarter-end occupancy of 88.7%, an increase of 100 basis points from the 87.7% reported in the prior quarter.

•                  Generated $13.8 million of loan repayments in Gramercy Finance.  Reduced unfunded commitments associated with existing loans by $12.3 million, to $69.8 million from $82.1 million at September 30, 2008.

•                  Recorded a gross provision for possible loan losses of $47.8 million for the quarter, relating to nine separate loans based on the Company’s quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at December 31, 2008 was $89.0 million in connection with 13 separate loans.

•                  Exchanged $150.0 million of its outstanding trust preferred securities for $150.0 million of newly issued unsecured junior subordinated notes.   The new notes bear a fixed interest rate of 0.5% per annum for the period commencing January 30, 2009 and ending January 29, 2012, and a fixed interest rate of 7.5% per annum thereafter through maturity on June 30, 2035.  In 2009, the Company is restricted from paying distributions on its common and preferred stock under the terms of its $150.0 million junior subordinated debenture other than distributions required to maintain REIT qualification to the extent the Company is required to make distributions in 2009.

•                  Elected not to pay a common stock or preferred stock dividend for the fourth quarter to retain capital for working capital purposes in this period of market correction.

Summary

NEW YORK, N.Y. – March 12, 2009 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $35.9 million, or $0.69 per diluted common share, and net income available to common stockholders of $9.4 million, or $0.18 per diluted common share for the quarter ended December 31, 2008.  The Company also reported FFO of $123.5 million, or $2.61 per diluted common share, and net income available to common stockholders of $50.0 million or $1.06 per diluted common share for the year ended December 31, 2008.  The Company generated total revenues of $165.4 million during the fourth quarter, an increase of $80.5 million from the $84.9 million generated during the same quarter of the prior year, and $602.1 million for the year, an increase of $286.7 from the $315.4 million generated during the prior year.

At December 31, 2008, the Company owned 28.0  million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $4.0 billion, in addition to $2.2 billion of loan investments, $870.0 million of commercial mortgage real estate securities investments, and $722.3 million in other assets.  As of December 31, 2008, approximately 51.3% of the Company’s assets were comprised of commercial property, 28.3% of debt investments, 11.1% of commercial mortgage real estate securities and 9.3% of other assets.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 46 properties, including 24 Held for Sale properties designated at the time of the AFR merger, for an aggregate sales price of approximately $65.1 million. Approximately 93% of the aggregate expected gross proceeds of the Held for Sale portfolio had been realized through property sales.  Since December 31, 2008, the Company has closed on 16 sales with an aggregate sales price of $17.8 million, and has under contract of sale an additional five properties with an expected aggregate sales price of approximately $62.6 million. During the quarter, 27 new leases totaling 60,019 net rentable square feet commenced.  Gramercy Realty finished the quarter at 88.7% occupancy.

Gramercy Realty’s operating property portfolio as of December 31, 2008 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 9/30/08	At 12/31/08	At 9/30/08	At 12/31/08	At 9/30/08	At 12/31/08
Core	647	644	20,830,900	20,747,772	96.1%	96.0%
Value - Add	225	222	4,749,349	4,721,333	69.5%	70.1%
Subtotal	872	866	25,580,249	25,469,105	91.2%	91.2%
Held for Sale	143	103	2,244,038	1,337,709	47.8%	42.1%
Total (1) (2)	1,015	969	27,824,287	26,806,814	87.7%	88.7%

(1)	Excludes three legacy Gramercy joint venture net leased properties totaling of 1.2 million net rentable square feet.
(2)	Citizens JV (82 properties totaling 405,000 square feet) is not included in the above table.

Gramercy Realty’s top five tenants by percentage of base rent as of December 31, 2008 were:

Tenants/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.
1. Bank of America, N.A.	A+	376	12,537,054	46.8%
2. Wachovia Bank, National Association (2)	AA	148	4,910,704	18.3%
3. Regions Financial Corporation (3)	A+	80	713,051	2.7%
4. Citizens Financial Group, Inc. (4)	AA-	9	267,585	1.0%
5. General Services Administration (GSA)	AAA	6	228,776	0.9%
Total		619	18,657,170	69.7%

(1) All ratings from Fitch Ratings LP.

(2) Acquired by Wells Fargo Corp.

(3) Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

(4) Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania.  Citizens Financial Group Inc. is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of December 31, 2008, debt investments owned by Gramercy Finance had a carrying value of approximately $2.2 billion, net of loan loss reserves, unamortized fees and discounts totaling $112.7 million, and had associated unfunded commitments of $69.8 million.  Commercial mortgage real estate securities investments had a carrying value of $870.0 million as of December 31, 2008, net of unamortized fees and discounts of $39.3 million.  Approximately 92% of Gramercy Finance’s commercial mortgage real estate securities investments are rated AAA, and all are funded for term in Gramercy’s three CDOs.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of December 31, 2008 were:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$1,223.0	55.3%	—	418 bps
Whole Loans - fixed rate	$189.9	8.6%	7.17%	—
Subordinate Mortgage Interests - floating rate	$80.6	3.6%	—	564 bps
Subordinate Mortgage Interests - fixed rate	$63.2	2.9%	9.22%	—
Mezzanine Loans - floating rate	$396.2	17.9%	—	654 bps
Mezzanine Loans - fixed rate	$248.6	11.2%	10.21%	—
Preferred Equity - fixed rate	$12.0	0.5%	10.22%	—
Subtotal	$2,213.5	100.0%	8.96%	480 bps
Commercial mortgage real estate securities – floating rate	$70.9	8.1%	—	945 bps
Commercial mortgage real estate securities – fixed rate	$799.1	91.9%	6.26%	—
Subtotal	$870.0	100.0%	6.26%	945 bps
Total	$3,083.5		7.32%	498 bps

Note:  Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing. The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $97.1 million with an effective spread of 500 basis points and Non-Performing loans classified as Whole Loans - Fixed Rate of approximately $67.8 million with an effective yield of 7.67%.

Asset yields for fixed rate and floating rate debt investments as of December 31, 2008 were 9.0 % and 30-day LIBOR plus 480 basis points, respectively, compared to 8.6% and 30-day LIBOR plus 446 basis points, respectively, in the previous quarter.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 63.9% at December 31, 2008, consistent with the previous quarter.  The weighted average remaining term of Gramercy Finance’s debt investment portfolio decreased slightly to 1.8 years from 1.9 years at the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio decreased to 3.3 years from 3.5 years for the prior quarter.   Approximately $1.3 billion or 60.8% of the Company’s loan portfolio matures during 2009 and the Company expects that many loans that qualify will elect to extend their maturity.  Of the $1.3 billion of debt maturing in 2009, $891.3 million has the option to extend if the extension tests are met.

At December 31, 2008, Gramercy Finance had five non-performing loans with a carrying value of $164.8 million, net of associated loan loss reserves of $67.0 million, as compared to a carrying value of $188.7 million, net of associated loan loss reserves of $43.1 million, at September, 30, 2008.  The composition of non-performing loans is unchanged from the prior quarter.  Approximately 76% of the reserve  is attributable to mezzanine loans and the remainder is on first mortgages.  The Company incurred charge-offs totaling $6.9 million in connection with a loan, sold at a loss.   At quarter-end, five loans with an aggregate carrying value of $216.6 million were classified as sub-performing, as compared to six loans with an aggregate carrying value of $174.5 million at September 30, 2008.

Investment Activity

Gramercy Finance originated three separate loan investments during the fourth quarter with an aggregate unpaid principal balance of approximately $41.2 million and acquired $20.0 million of par of commercial mortgage backed securities with ratings ranging between AAA and BBB.  The unpaid principal balance at closing, allocated by investment type, and the weighted average yields of the Company’s debt investments and real estate securities originated during the quarter ended December 31, 2008, were:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans – Floating Rate	$8.7	16.9%	—	385 bps
Whole Loans - Fixed Rate	$27.5	53.3%	7.5%	—
Mezzanine Loans – Floating Rate	$5.0	9.7%	—	600 bps
Commercial mortgage real estate securities – fixed rate	$10.4	20.1%	8.8%	—
Total	$51.6	100.0%	7.9%	463 bps

Gramercy Realty made no acquisitions during the fourth quarter.

Operating Results

For the fourth quarter, Gramercy Realty’s rental revenues totaled $74.5 million, and related operating expenses aggregated $43.0 million as compared to prior quarter’s rental revenues of $80.6 million and related operating expenses of $50.0 million.

Gramercy Finance’s debt investments generated investment income of $59.5 million for the fourth quarter, including yield maintenance and prepayment penalties as compared to the prior quarter of $60.6 million.  Gain on extinguishment of debt totaled $43.9 million from the purchase of $55.0 million of investment grade CRE CDO bonds at a discount previously issued by the Company’s CDOs, as compared to a gain of $11.7 million in the prior quarter.  The bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding at December 31, 2008.  For the year, the Company purchased $127.3 million of CRE CDO bonds at a discount for a gain of $77.2 million.

Interest expense of $72.7 million for the fourth quarter reflects interest expense on $2.6 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, $2.4 billion of mortgage notes payable, and $268.2 million of other debt.

Management and incentive fees earned by affiliates of SL Green totaled $3.3 million for the quarter. In December 2008, the Company entered into a letter agreement with the Manager and SL Green pursuant to which the Manager agreed to pay $2.75 million in cash and SL Green transferred to the Company 1.9 million shares of the Company’s common stock, in full satisfaction of all potential obligations that the holders of Class B Units of GKK Capital LP, our operating partnership, may have in respect of the recalculation of the incentive distribution at the end of 2008 calendar year.  The cash portion of the letter agreement was recorded as a reduction in incentive fees.    The shares of common stock were cancelled upon receipt by the Company.  As a result of the letter agreement, SL Green’s ownership in the Company was reduced to 12.5% of the outstanding shares of the Company’s common stock as compared to 15.8% as of the prior quarter.

Marketing, general and administrative expense was $5.6 million, an increase of $3.1 million from the fourth quarter of the prior year, primarily due to the AFR acquisitions and increased legal costs incurred in connection with non-performing loans.  Marketing, general and administrative expense was $5.1 million, in the prior quarter.

Liquidity and Funding

Measures taken, especially non-payment of the third quarter common dividend and the fourth quarter common stock and preferred stock dividends, and the modifications to the management agreements with SL Green, have steadily added to the Company’s overall liquidity position.  Liquidity at December 31, 2008 was $235.0 million, an increase of $60.3 million from the $174.7 million of liquidity reported in the prior quarter.  The Company’s liquidity at December 31, 2008 included $136.8 million of cash and cash equivalents and $98.2 million of cash in its three CDOs. Gramercy Realty is largely a self-funding segment, with capital expenditure requirements for new leasing and existing lease obligations met largely from operating cash flow.  In January, the Company exchanged $150.0 million of its outstanding trust preferred securities for $150.0 million of newly issued unsecured junior subordinated notes.   The new notes bear a fixed interest rate of 0.5% per annum for the period commencing January 30, 2009 and ending January 29, 2012, and a fixed interest rate of 7.5% per annum thereafter through maturity on June 30, 2035, for an effective yield to maturity of 6.6% as compared to 7.7% under the previously outstanding trust preferred securities.  During 2008, the Company entered into new financing facilities with Wachovia Capital Markets, LLC and Goldman Sachs Mortgage Company which reduced overall capacity and increased the spread, but also extended the maturity. Additionally, the Company repaid an $88.5 million first mortgage loan from Deutsche Bank to the Company scheduled to mature in March 2009.  The repayment was funded through two of the Company’s CRE CDOs, and is eliminated in the Company’s consolidated financial statements.  Consequently, other than principal amortization under existing mortgage debt, the Company has only one final debt maturity in 2009 of approximately $52.6 million secured by an office building.

Loan prepayments, partial repayments, and scheduled amortization payments were $13.8 million during the quarter.  Unfunded commitments associated with existing loans declined to $69.8 million from $82.1 million as September 30, 2008.  Additionally, the Company sold 46 properties acquired from AFR for an aggregate gross sales price of approximately $65.1 million.

The Company is in compliance with all covenants governing its borrowing arrangements, including its credit facilities, repurchase agreements and CDOs.  The Company has hired financial advisors to assist in the modification and restructuring of several of its borrowing arrangements.

Earnings Guidance

The Company will not provide earnings guidance due to high levels of uncertainty caused by the severity and duration of the current economic and financial crisis.  Additionally, tighter credit markets may affect the financial condition and liquidity of tenants of our realty segment and borrowers of our finance segment, resulting in increased credit risk and a need to judiciously balance short-term investment considerations with the increased potential for credit losses.  Until these factors stabilize, predicting future earnings will remain difficult.  The Company continues to focus on strengthening its balance sheet and cash flow by increasing liquidity and managing near-term debt maturities.

Dividends

•                  The Board of Directors of Gramercy elected not to pay a common stock or preferred stock dividend for the fourth quarter to retain capital for working capital purposes in this period of market correction.  For the first two quarters of 2008, the Company paid common dividends totaling $1.26 per share. The Company believes the dividends paid year to date fully satisfy its 2008 REIT distribution requirements.  In 2009, the Company is restricted from paying distributions on its common and preferred stock under the terms of its $150.0 million junior subordinated debenture other than distributions required to maintain REIT qualification to the extent the Company is required to make distributions in 2009.  The Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of common stock as permitted under federal income tax laws.

Supplemental Information

The Supplemental Package outlining fourth quarter and full year 2008 financial results will be available prior to the conference call on the Company’s website.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company operating in two complementary areas: Gramercy Finance, which focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities; and Gramercy Realty, which focuses on the acquisition and management of commercial properties net leased primarily to regulated financial institutions and affiliated users throughout the United States.  Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Conference Call

The Company will host a conference call and audio web cast on March 12, 2009 at 2.00 p.m. EST to discuss the fourth quarter and full year 2008 financial results.

The live call will be webcast in listen-only mode on Gramercy’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing 866-713-8566 Domestic or 617-597-5325 International, using pass code “Gramercy”.

A replay of the call will be available from March 12, 2009 5:00 p.m. through, March 19, 2009 by dialing 888-286-8010 Domestic or 617-801-6888 International, using pass code 64752202.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 16 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically,  competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our  properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, maintenance of liquidity needs, management changes,  and other factors including those listed in our Annual Report on Form 10-K and on Quarterly Reports on Form 10-Q, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues
Investment income	$59,481	$79,119	$254,821	$297,712
Rental revenue	74,520	2,262	236,693	2,935
Operating expense reimbursements	31,036	—	95,684	—
Gain on sales and other income	318	3,471	14,922	14,797
Total revenues	165,355	84,852	602,120	315,444

Operating Expenses
Ground rent and leasehold obligations	3,840	—	12,789	—
Real estate taxes	9,734	—	29,384	—
Utilities	9,525	—	30,857	—
Other property operating expenses	18,054	—	58,606	—
Direct billable expenses	1,846	—	6,867	—
Total operating expenses	42,999	—	138,503	—

Net operating income	122,356	84,852	463,617	315,444

Other expenses:
Interest expense	72,716	49,949	267,811	172,094
Management fees	6,024	6,495	30,299	22,671
Incentive fee	(2,750)	2,766	2,350	13,241
Depreciation and amortization	25,447	986	71,454	2,158
Marketing, general and administrative	5,627	2,484	17,616	13,534
Provision for loan loss	47,764	2,750	97,853	9,398
Total expenses	154,828	65,430	487,383	233,096

Income (loss) before equity in net income of unconsolidated joint ventures, provision for taxes, minority interest and discontinued operations	(32,472)	19,422	(23,766)	82,348
Equity in net income from unconsolidated joint ventures	1,665	2,460	7,782	3,513
Income (loss) before provision for taxes, minority interest and discontinued operations	(30,807)	21,882	(15,984)	85,861

Gain from sale of unconsolidated joint venture interest	—	—	—	92,235
Gain on extinguishment of debt	43,856	3,806	77,234	3,806
incentive fee attributable to gain from sale of unconsolidated joint venture interest	—	—	—	(18,994)
Provision for taxes	(35)	(40)	(83)	(1,341)
Net income from continuing operations before minority interests	13,014	25,648	61,167	161,567
Minority interest	(165)	—	(382)	—
Net income from continuing operations	12,849	25,648	60,785	161,567
Net loss from discontinued operations	(1,074)	(110)	(1,482)	30

Net income	11,775	25,538	59,303	161,597
Preferred stock dividends	(2,336)	(2,336)	(9,344)	(6,567)
Net income available to common stockholders	$9,439	$23,202	$49,959	$155,030

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Basic earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.20	$0.69	$1.09	$2.92
Net loss from discontinued operations	(0.02)	—	(0.03)	—
Net gain from sale of unconsolidated joint venture	—	—	—	2.62
Net income available to common stockholders	$0.18	$0.69	$1.06	$5.54

Diluted earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.20	$0.67	$1.09	$2.79
Net loss from discontinued operations	(0.02)	—	(0.03)	—
Net gain from sale of unconsolidated joint venture	—	—	—	2.49
Net income available to common stockholders	$0.18	$0.67	$1.06	$5.28

Dividends per common share	—	$2.63	$1.26	$4.45

Basic weighted average common shares outstanding	51,581	33,396	47,205	27,968
Diluted weighted average common shares and common share equivalents outstanding	51,748	34,848	47,330	29,379

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
Assets
Real estate investments, at cost
Land	$891,500	$71,933
Building and improvements	2,441,839	—
Less: accumulated depreciation	(47,071)	—
Total real estate investments, net	3,286,268	71,933

Cash and cash equivalents	136,828	293,126
Restricted cash	234,781	130,633
Pledged government securities, net	101,576	—
Loans and other lending investments, net	2,213,473	2,441,747
Commercial mortgage backed securities	869,973	791,983
Investment in joint ventures	93,919	49,440
Assets held for sale, net	192,780	295,222

Tenant and other receivables, net	28,129	—
Accrued interest	25,447	32,587
Acquired lease assets, net of accumulated amortization of $30,760 and $0	536,212	—
Deferred costs, net of accumulated amortization of $27,054 and $16,962	53,248	56,026
Other assets	48,322	42,381

Total assets	$7,820,956	$4,205,078

Liabilities
Mortgage notes payable	$1,833,005	$59,099
Mezzanine loan payable	580,462	—
Credit facilities	172,301	—
Repurchase agreements	95,897	200,197
Collateralized debt obligations	2,608,065	2,735,145
Total secured and other debt	5,289,730	2,994,441

Accounts payable and accrued expenses	88,437	35,188
Management and incentive fees payable	979	5,617
Dividends payable	2,325	93,992
Accrued interest payable	8,167	—

Deferred revenue	98,693	—
Below market lease liabilities, net of accumulated amortization of $53,369	846,351	—
Leasehold interests, net of accumulated amortization of $2,182	21,051	—
Liabilities related to assets held for sale	110,543	95,236
Derivative instruments, at fair value	157,776	72,495
Other liabilities	14,471	9,374
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	6,788,523	3,456,343

Commitments and contingencies	—	—

Minority interest	2,712	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,852,243 and 34,850,577 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	50	34
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	111,205	111,205
Additional paid-in-capital	1,077,983	685,958
Accumulated other comprehensive income	(160,739)	(65,658)
(Accumulated Deficit) retained earnings	1,222	17,196
Total stockholders’ equity	1,029,721	748,735
Total liabilities and stockholders’ equity	$7,820,956	$4,205,078

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2007
Income (loss) before provision for taxes, minority interest and discontinued operations	$(30,807)	$21,882	$(15,984)	$85,861
Add:
Gain on extinguishment of debt	43,856	3,806	77,234	3,806
Depreciation and amortization	28,303	3,830	84,290	12,572
FFO adjustment for unconsolidated joint ventures	156	156	625	4,802
Less:
Provision for taxes	(35)	(40)	(83)	(1,341)
Minority interest	(165)	—	(382)	—
Discontinued operations	(1,074)	(110)	(1,482)	30
Dividends on preferred stock	(2,336)	(2,336)	(9,344)	(6,567)
Non-real estate depreciation and amortization	(1,977)	(3,140)	(11,379)	(10,107)
Funds from operations	$35,921	$24,048	123,495	$89,056

Funds from operations per share - basic	$0.70	$0.72	$2.61	$3.18
Funds from operations per share - diluted	$0.69	$0.69	$2.61	$3.03